Exhibit 14.1

Business Code of Conduct

TABLE OF CONTENTS

LIVING BY THE CODE	3

SAFETY	5
Environment & Social Responsibility Health & Safety	5 5

INTEGRITY	6
Conflict of Interest Prevention of Corruption Securities Trading & Insider Reporting Disclosure Fair Dealing Competition & Antitrust Political Activities & Lobbying	6 7 7 8 8 8 9

RESPECT	10
Our Workplace Privacy	10 10

TRUST 11
Anti-Fraud Confidentiality Acceptable Use of Information Systems & Company Assets Maintaining Books & Records 11 11 12 13

About this Code

This Code provides highlights from our policies, practices and protocols. Please refer to Ovintiv’s external and internal websites for these important documents and related resources.

LIVING BY THE CODE

SAFETY. INTEGRITY. RESPECT. TRUST.

To excel in executing our strategy and achieving our vision of “making modern life possible for all,” we must strive to share, uphold and embody ethical and business principles that clearly set out how we do business, engage with each other and the community. Despite our differences—in geography, culture, language and business—we are united by the common principles in this Business Code of Conduct and a shared commitment to the highest standards of conduct.

We comply with and uphold all laws, rules and regulations which apply to our business in the countries in which we operate, including the requirements of applicable securities commissions, regulatory authorities and stock exchanges. But, for us, compliance with the law is not enough—we strive for more than that. Together, we are laying the foundation for a culture based on our values—of building a workplace we can all take pride in. Making ethical decisions builds our reputation and strengthens trust between each of us and our stakeholders.

As we continue to grow in a complex and ever-changing environment, we will all encounter difficult situations where the path forward may not be as clear. This Code and related policies and practices will navigate us in the right direction as we make ethical decisions and take accountability for maintaining integrity, transparency and compliance in every aspect of our work.

This Code applies to directors, employees and contractors. Each of us has a responsibility to know the Code and always abide by it. Our leaders are expected to lead by example and reflect what it means to “live by the Code.” A violation of the Code or related policies and practices will result in disciplinary action as appropriate, up to and including termination of employment or contract.

WE ALWAYS

Pause	Think	Act

Does a situation make you uneasy? Are your instincts telling you something isn’t quite right? Pause and consider how to approach the situation before making a decision	Is the behavior unethical or illegal? Is the approach consistent with our values and culture? Would you be uncomfortable talking about how the situation was handled? What might the consequences be?	Speak Up! Ask questions and seek help to make the right decision. Talk it through with leadership, human resources, the compliance team or contact our Integrity Hotline.

Business Code of Conduct	TRANSPARENT / ACCOUNTABLE / DISCIPLINE	3

SPEAKING UP

We all have a duty to report violations or potential violations of the law, regulations or the Code. We strive to create an open environment where everyone is empowered to raise any concern or question about the law, ethics or the Code. We expect all concerns to be raised in good faith.

If you observe or are made aware of something that may be unethical or illegal—Speak Up! We have several resources available for guidance or to report a concern—leadership, human resources, the compliance team or our Integrity Hotline.

NO RETALIATION

We do not tolerate any form of retaliation including threats, discrimination or discipline against anyone who reports a concern in good faith or participates in an investigation. Retaliation is a violation of our Code and the law. Any act of retaliation will result in discipline as appropriate, up to and including termination of employment or contract.

RESPONDING TO CONCERNS

We listen to all concerns and take all reports seriously. We are committed to investigating all good faith concerns. Everyone is required to cooperate with investigations. Upon completion of an investigation, we will take all steps necessary to correct the situation, including disciplinary action up to and including termination of employment or contract, and will integrate proactive measures to prevent future issues.

Speak Up:	Integrity Hotline:
We encourage you to speak to leadership, human resources or the compliance team (ethics@ovintiv.com). They are excellent resources for talking through any concern.

This 24-7 confidential reporting service is operated by an independent third-party. It allows you to remain anonymous upon request. To reach our Integrity Hotline visit www.ovintiv.ethicspoint.com or call toll-free in North America at 1.877.445.3222.

4	Business Code of Conduct	TRANSPARENT / ACCOUNTABLE / DISCIPLINE

1. SAFETY
WE PROTECT OUR ENVIRONMENT, OUR COMMUNITY AND THE HEALTH & SAFETY OF ALL AFFECTED BY OUR ACTIVITIES

Environment & Social Responsibility

Our approach to sustainability and social responsibility is a vital component of our engagement with our stakeholders. How we relate to our employees, our investors, the communities in which we operate and the public helps drive a thoughtful balance between economic growth, the welfare of society and the environment.

We are committed to achieving environmentally conscious performance throughout the entire lifecycle of our operations. Our approach to resource development continually focuses on innovation and efforts to minimize the impact on the environment. As stewards of the environment, we integrate environmental and social concerns into our planning and decision-making.

Health & Safety

We are all accountable for keeping ourselves, each other, our community and the environment safe from harm. We believe that all workplace injuries, illnesses and incidents are preventable—if we can’t do it safely, we won’t do it at all.

From the office to the field, we strive to proactively identify and effectively control the risks in our operations and ensure our expectations are clearly communicated and observed by our employees, contractors, service providers and vendors.

We expect that everyone who works with us is fit for work. We provide a wide range of support and resources for our people to maintain their health and well-being.

Remember:

A component of our Life Saving Rules program is a Stop Work program. Stop Work enables everyone involved in an operation the authority and responsibility to stop a task without retaliation if they observe a situation that could impact people’s safety or damage equipment. If at any time a life saving rule is compromised, employees are trained to immediately engage the Stop Work program to prevent an incident.

WE ALWAYS

➣ Comply with all applicable environmental, health and safety laws, regulations, codes and standards.

➣ Seek ways to minimize the impact of our activities on people, communities and the environment.

➣ Integrate environment, health and safety considerations in our planning and decision-making.

➣ Take Action—we do not ignore any perceived or actual safety issues.

➣ Focus on prevention and early identification of hazards.

➣ Show up fit to do our work.

➣ Maintain a workplace that is free of alcohol or drugs.

➣ Promote a culture of trust and open communication about safety issues.

Learn More:

• Corporate Responsibility Policy

• Environment Policy

• Health & Safety Policy

• Alcohol & Drug Policy and Practices

• Weapons Practice

• Fitness for Work Practice

• Driver Distraction Practice

Business Code of Conduct	INNOVATION / BIAS FOR ACTION / RELENTLESSLY IMPROVE	5

2. INTEGRITY
WE ACT ETHICALLY AND HONESTLY, HOLDING OURSELVES TO HIGH STANDARDS AND TAKING ACCOUNTABILITY FOR ALL THAT WE DO

Conflict of Interest

Conflicts of interest arise when our financial interests or personal relationships conflict or appear to conflict with our professional responsibilities or Ovintiv’s business interests. We must avoid these actual or perceived conflicts as they can erode trust within the company and harm Ovintiv’s reputation. A conflict of interest exists when a relationship or activity may affect your judgment or ability to make decisions in the best interest of the company.

The key is transparency. We must disclose all potential, perceived and actual conflicts of interest as set out in our Conflict of Interest policy. Some situations that must be declared are: if a family member works for Ovintiv or a company we do business with; if we (or our family or friends) hold ownership or financial interest in a competitor, supplier, service provider or vendor company that may influence our objective decision-making (other than as a less than 1% shareholder of a publicly-traded company); if we own surface or mineral rights; or if we have outside employment.

GIFTS & ENTERTAINMENT

Business gifts or entertainment are intended to create goodwill and sound working relationships, but they can also impair or be seen to impair your objectivity, create an actual or perceived conflict of interest and negatively affect our reputation for fair dealing. Acceptance of a gift or entertainment must be associated with a business purpose, be of nominal value and infrequent. We must never allow these courtesies to influence our business decisions, create a sense of obligation or give the appearance of bias.

WE ALWAYS ASK

➣ Is there a business purpose associated to the gift or entertainment?

➣ Is it of nominal value?

➣ Is it infrequent?

➣ Is it transparent?

➣ Is this something to be discussed with, or approved by, my leader?

WE DO NOT

➣ Use our position or company resources to influence or provide personal benefit or monetary gain for ourselves, family or friends.

➣ Pressure co-workers into hiring vendors or suppliers with whom we have a personal relationship.

➣ Take oppportunities that we discover through our position to benefit ourselves, family or friends.

➣ Accept gifts or take part in activities with external stakeholders which may appear to influence our business decisions.

➣ Seek or continue outside employment (including a personal business) that conflicts with our position at Ovintiv.

Remember:

Check the Acceptance of Gifts practice for specific details on value and frequency.

CORPORATE OPPORTUNITIES

Consistent with our Conflict of Interest policy and Securities Trading & Insider Reporting policy, we do not take advantage of business or investment opportunities discovered through the use of company assets, information or our position for personal gain or to compete with the company. We must bring forward all such opportunities that could advance Ovintiv’s business.

6	Business Code of Conduct	TRUST / ACCOUNTABLE / TRANSPARENT

Prevention of Corruption

Soliciting, offering, accepting or paying bribes to obtain or retain business for a competitive advantage or for any other purpose is unethical, often illegal and is prohibited when conducting our business. Bribes are not just cash—they can be anything of value. We must also avoid situations where our judgment might appear to be influenced by such unlawful or unethical behavior. Giving or receiving gifts or entertainment of greater than nominal value can trigger serious reputational and compliance issues for us as individuals and for the company.

We must be especially careful when interacting with public officials and representatives of state-owned enterprises directly or through anyone acting on our behalf. We also must keep an accurate record of our interactions with foreign officials or representatives.

What You Should Know:

• Anything of value includes things such as cash, gift cards, kick-backs, gifts, entertainment, loans, employment for friends and family, travel, facilitation payments, sponsorships, charitable donations, personal benefits or favors.

• Public officials include government officials and their immediate family, officers and employees of government departments, government-owned or controlled entities, candidates for political office, employees and officials of political parties or international organizations such as the United Nations.

• We must immediately report any requests for payment, bribes, facilitation payments or other improper incentives to the compliance team or through the Integrity Hotline.

Securities Trading & Insider Reporting

There are rules and restrictions that apply to all of us when it comes to trading securities. Securities and insider reporting laws are complex and violations can result in severe penalties. Prior to engaging in any transaction of Ovintiv’s or another company’s securities, please refer to our Securities Trading & Insider Reporting policy.

Information is considered “undisclosed material information” when it could impact the market price or value of a company’s securities if disclosed. You are considered an insider of a company when you receive or have access to undisclosed material information.

If you are aware of undisclosed material information about Ovintiv or another company, it would be unethical and illegal to buy or sell securities, including financial instruments, of that company. Similarly, you cannot advise anyone else to make an investment decision based on undisclosed material information. No one should have an unfair market advantage based on information you possess.

Trading of securities can only occur once the material information has been fully-disclosed to the public and at least one full trading day has passed following the disclosure of such information.

Certain individuals also are required to follow specific insider reporting rules due to their position or role within the company. These individuals are notified by the corporate secretary and receive additional training. In addition, our policies do not allow you to purchase any financial instrument which would potentially provide you with a profit if Ovintiv’s share price should go down. If unsure about the application of our Securities Trading & Insider Reporting policy, please check with our corporate secretary.

WE DO NOT

➣ Trade directly or indirectly in securities of Ovintiv if we have knowledge of undisclosed material information about Ovintiv.

➣ Make transactions in which you could make a profit if Ovintiv’s share price goes down (selling short, selling a “call option” or buying a “put option”).

➣ Tell or “tip” friends and relatives about any undisclosed material information.

➣ Take any of the actions above related to another company’s securities whose undisclosed material information you learned about in the course of your work with Ovintiv.

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Business Code of Conduct	TRUST / ACCOUNTABLE / TRANSPARENT	7

Disclosure

We must ensure the consistent, transparent, balanced, regular and timely public disclosure and distribution of material and non-material information relating to Ovintiv and its subsidiaries.

We also are required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with securities commissions, stock exchanges, financial regulatory authorities and in other public communications. Only those who are designated as authorized spokespersons of the company may speak on behalf of Ovintiv. This includes any form of communication, including social media platforms.

WE DO NOT

➣ Discuss or agree with a competitor to divide territories, markets or customers.

➣ Discuss or agree with a competitor to boycott a certain service provider or vendor.

➣ Share specifics of price, market share or other information with competitors, service providers or business partners.

➣ Abuse our position in the market to discourage competition.

➣ Make misleading or untrue statements about our business.

Fair Dealing

We always deal fairly with our customers, suppliers, contractors, industry and business partners, employees and all other stakeholders. We do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Competition & Antitrust

We comply with all applicable competition and antitrust laws which are in place to prevent activities among competitors that could unfairly control the market and harm the consumer. We do not engage in activities that would reasonably appear to be an unfair trade practice, unreasonable restraint of trade or an attempt to use a dominant position to discourage competition.

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What You Should Know:

Agreements that violate antitrust laws do not need to be in writing—they can be informal—such as texts or verbal agreements.

Learn More:

• Conflict of Interest Policy

• Acceptance of Gifts Practice

• Prevention of Corruption Policy

• Securities Trading & Insider Reporting Policy

• Disclosure Policy

• Competition & Antitrust Policy & Practice

• Confidentiality Policy

Examples of Anti-Competitive Activity:

• Bid-rigging

• Price-fixing

• Agreeing to divide up customers, territories or markets

• Misleading or false claims about competitors

• Giving unfair advantage to a bidder in a sealed bid process

Competition and antitrust laws are complex and vary from country to country. If you are unsure of the applicable laws or have questions about a situation that may give rise to competition and antitrust issues, contact the compliance team.

8	Business Code of Conduct	TRUST / ACCOUNTABLE / TRANSPARENT

Political Activities & Lobbying

We support employees participating in political activities such as getting involved with political parties, candidates or issues. When participating in such activities, it must be made clear that the engagement is in a personal capacity and not on behalf of Ovintiv. We must avoid 1) attributing personal political statements, views or affiliations to Ovintiv; 2) seeking reimbursement of political donations through Ovintiv; or 3) using a position with, or resources of, Ovintiv to serve personal political purposes.

Similar restrictions apply to lobbying activities. Lobbying involves communicating with public officeholders regarding legislative, regulatory or government processes and outcomes. Ovintiv complies with all applicable lobbying legislation and we are required to report specified lobbying communications with officers and employees of various levels of government or other public officeholders.

It is important to understand and follow our policies and practices regarding political and lobbying efforts, including who may participate in political activities on behalf of Ovintiv, who is authorized to lobby on behalf of Ovintiv and restrictions on political funding. Other than routine and ordinary business interactions with regulators, everyone is required to consult with our government relations team before engaging in any activities or communications with the government.

Learn More:

• Political Activities Policy

• Lobbying Practice

• Social Media Practice

Business Code of Conduct	TRUST / ACCOUNTABLE / TRANSPARENT	9

3. RESPECT
WE TREAT EVERYONE WITH DIGNITY, FAIRNESS AND RESPECT, AND SPEAK UP TO UPHOLD THESE VALUES

Our Workplace

We embrace diversity, value unique perspectives of individuals and treat everyone with dignity and respect. Consistent with that, we are committed to making fair employment decisions. We strive to provide a work environment that is aligned with our focus on respect, innovation, teamwork and excellence.

We believe in maintaining a workplace that is free from discrimination, harassment and violence. Any behavior that interferes with work or creates an unsafe, offensive, intimidating or hostile work environment will not be tolerated whether it occurs on or off our premises, including informal settings and online. Any form of discrimination whether based on race, ancestry, color, ethnic origin, citizenship, religion, gender, sexual orientation, age, family status, disability, or any additional ground protected by law is strictly prohibited. We do not engage in or condone discrimination, harassment or violence.

Learn More:

• Respectful Workplace Practice

• Corporate Responsibility Policy

• Social Media Practice

Privacy

We respect everyone’s privacy and are committed to protecting all personal information that we collect, use and disclose in the course of conducting our business. Personal information refers to information about an identifiable individual (except business contact information used for business purposes). We comply with all applicable privacy laws and ensure appropriate safeguards are in place to maintain accuracy and confidentiality of personal information that the company holds or has control over, including any personal information of

Examples of Inappropriate Behavior:

• Jokes about someone’s race, gender, sexual orientation or cultural background—including where there may not have been an intent to belittle.

• Repeatedly shouting, yelling or using profanity at work.

• Unwanted physical contact or attention.

• Threatened or actual violence whether or not directed at an individual.

• Any behavior that could reasonably be interpreted by others as violent, offensive, intimidating or insulting.

stakeholders or third parties entrusted to us.

Our Responsibility

Immediately report any concerns about privacy. If you become aware of or suspect a violation of our privacy policies or practices, contact our privacy office, the compliance team or information security.

Learn More:

• Privacy Policy

• Privacy Breach Practice

Remember:

To protect confidentiality of personal information—it should not be shared with anyone, including colleagues or business partners, unless they have a clear business reason to know and you have authority to share it.

Our Responsibility

Speak up! We have an ethical and legal obligation to report instances of inappropriate behavior such as harassment or violence in the workplace. All reports will be investigated promptly. Report to leadership, human resources, the compliance team or through our Integrity Hotline.

10	Business Code of Conduct	TRUST / ACCOUNTABLE / BIAS FOR ACTION

4. TRUST
WE BUILD AND MAINTAIN THE TRUST THAT OTHERS PLACE IN US—AND THAT WE HAVE FOR ONE ANOTHER

EARNING TRUST

Trust is the most important quality to Ovintiv in its relationships with its stakeholders. Building and maintaining the trust that others place in us—and that we have for one another—is fundamental to our success. We earn trust by being truthful, delivering on our promises and upholding our commitments.

Anti-Fraud

We must all ensure that Ovintiv’s reputation, revenue, property, information and other assets are protected from fraud. Fraud is any intentional act or omission designed to deceive the company or others to secure a personal benefit. Speak up immediately if you are aware of or suspect fraud—no matter the size or value of the fraud. We will fully investigate any suspected acts of fraud and pursue every reasonable means to recover Ovintiv’s losses.

Confidentiality

In the course of our work, we are regularly entrusted with information that should be treated as confidential. Confidential information may include information about Ovintiv’s business, business partners, individual employees or other stakeholders. We treat all internal knowledge and information about our business as confidential, unless it has been previously shared through public disclosure. Confidential information also includes all non-public information that might be of use to competitors or harmful if shared.

We must take care communicating and handling confidential information. We always limit access to confidential information on a need-to-know basis to those who require it to do their job and are authorized to receive it. We do not disclose any confidential information unless specific authorization is given to do so or such disclosure is required by law.

Examples of Fraud:

• Padding or falsifying expense statements.

• Approving inflated or inaccurate invoices for a service provider or vendor, with the expectation of receiving a personal benefit from the them in return.

• Creating a fictitious company, then invoicing and approving invoices from that company in your role at Ovintiv.

• Manipulating financial results or operating data to misrepresent actual performance.

Examples of Confidential Information: • Acquisition or divestiture activity • Technical data • Operational plans • Employee information • Vendor rate sheets
Learn More: • Confidentiality Policy • Privacy Policy
Learn More: • Anti-Fraud Policy • Employee Expense Practice

Business Code of Conduct	DISCIPLINE / ACCOUNTABLE / EXCELLENCE	11

Acceptable Use of Information Systems & Company Assets

To protect our business, business partners and stakeholders, we must ensure that we use corporate assets only for legitimate business purposes and safeguard them from misuse, theft, waste, loss, damage, abuse or fraud. We also must protect intangible assets such as proprietary and confidential information.

Remember:

• Information is a valuable corporate asset. Do not discuss business in public places.

• Do not share your Ovintiv network account password with anyone or allow others to use your account.

• Use care in drafting and sending all communications, including texts. Think first about how it may be interpreted and the possibility for redistribution beyond your intended audience.

• Immediately report any cyber risks or incidents, such as improper access or theft, to information security or the compliance team.

Learn More:

• Acceptable Use of Information Systems Practice

• Information Management Policy

• Ovintiv’s Information Security intranet site

• Information Security Classification Practice

• Cybersecurity Practice

• Mobile Device Acceptable Use Practice

• Social Media Practice

• Facility Access Practice

• Travel Practice

• Employee Expense Practice

• Fleet Practice and Procedures

Examples of Company Assets:

• Physical—such as office equipment, records, materials, equipment, vehicles and tools.

• Electronic—including information system assets such as PCs, laptops, phones, printers, applications, servers and external storage devices. They also include digital communications assets, such as data, transmission systems, email, texts, instant messaging systems, internet connections, telephones and mobile phones.

• Intellectual property—such as patents, trademarks, trade secrets and copyrights.

Proper use of our assets includes responsible and respectful use of our information systems as set out in our polices and practices . While some reasonable personal use of company information systems may be allowed, there is no expectation of privacy on such systems and Ovintiv reserves its right to monitor its systems and networks. To protect our information systems, we must take precaution to prevent potential cyber risks. We always use approved networks and tools for communication and data management and follow all information security safeguards.

Q:	Can I use my laptop to send personal emails?

A:

Reasonable incidental personal use of company information systems is acceptable. Use must not violate company policies or practices or reduce productivity. Never install unapproved software or store any personal data on Ovintiv’s network.

12	Business Code of Conduct	DISCIPLINE / ACCOUNTABLE / EXCELLENCE

Maintaining Books & Records

We must record and report information about our business honestly and accurately. This information is used to communicate transparently about our financial results and our operations. These reports fulfill our legal requirements and are used by stakeholders—including our business partners, employees, shareholders and the general public—to make important personal, business or financial decisions.

To ensure the accuracy of this information, we regularly review our business records and make and report corrections when needed. The reliability of this information also depends on each of us to report all good faith concerns about any accounting, auditing, disclosure matters or controls. If you suspect that a violation of the law or Ovintiv’s policies and practices has occurred, report it confidentially using the Integrity Hotline.

Remember:

• Follow controls and internal processes.

• Review documents and invoices for accuracy prior to approving.

• Do not create or relay documents which are false or misleading.

Learn More:

• Records Management Practice

• Records Retention Schedule

• Disclosure Policy

• Information Security Classification Practice

• Data Lifecycle Management Practice

Waivers and Amendments

Waivers of any provisions of the Code or its associated policies, practices and protocols will only be granted in exceptional circumstances. No waiver can contravene applicable law, rule, regulation or SEC requirement. In the case of executive officers and members of the Board of Directors, waivers can only be granted by the Board of Directors, or designated Board committee, and will be publicly disclosed as required by law or regulation. Waivers for other employees can only be granted by the General Counsel and must be fully-documented and filed with the assistant corporate secretary.

Effective Date: March 1, 2020

Business Code of Conduct	DISCIPLINE / ACCOUNTABLE / EXCELLENCE	13